INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-119418 of Hartford Life and Annuity Insurance Company Separate Account Three, on Form N-4, of our report dated April 11, 2011, relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2010 and 2009 and for each of three years in the period ended December 31, 2010 (which report expresses an unqualified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for deferred income taxes in 2009 and 2008. In 2009, the Company adopted Statement of Statutory Accounting Principle No. 10R and in 2008, the Company received approval from the State of Connecticut Insurance Department for the use of a permitted practice related to the accounting for deferred income taxes, which expired at the end of 2009), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 22, 2011